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                                                                       EXHIBIT 5


                                 March 30, 2000




Kinder Morgan Energy Partners, L.P.
1301 McKinney Street, Suite 3400
Houston, Texas 77010

Ladies and Gentlemen:

We have acted as counsel to Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the sale by selling unitholders of a maximum of 574,172 common units (the "Units") of the Partnership.

We have examined originals or copies certified by officers of the Partnership of
(a) the Certificate of Limited Partnership of the Partnership, (b) the Second Amended and Restated Agreement of Limited Partnership dated January 14, 1998, and Amendment No. 1 to the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated January 20, 2000, (c) certified copies of certain resolutions adopted by the Board of Directors of Kinder Morgan G.P., Inc., the general partner of the Partnership ("KMGP") and (d) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of KMGP and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as copies, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing, subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

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Kinder Morgan Energy Partners, L.P.
March 30, 2000
Page 2


          1. the Partnership is a limited partnership, validly existing and in good standing under the laws of the State of Delaware; and

          2. the Units have been duly and validly authorized and issued and are fully paid and nonassessable, and, subject to the Registration Statement becoming effective and compliance with applicable state securities or Blue Sky laws, when sold by the selling unitholders in the manner set forth in the Prospectus included in the Registration Statement, will continue to be validly issued, fully paid and nonassessable.


We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement and to the references to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.


                                         Very truly yours,



                                         Bracewell & Patterson, L.L.P.